FNCB DECLARES CASH DIVIDEND

The Board of Directors of First National Community Bancorp, Inc. has approved the payment of a regular fourth quarter dividend in the amount of 12 cents per share and a special year-end dividend of 2 cents per share, payable December 20th to shareholders of record on December 11, 2006.

The payment results in a total cash dividend of 48 cents per share in 2006 which is 30% higher then the 2005 dividend, after adjusting for the 10% stock dividend paid March 31, 2006. As of September 30, 2006, the company reported total assets of $1.1 billion. Net income for the first three quarters of the year was $10.3 million which was $1.8 million, or 22%, higher than the same period of 2005. In November, the Company acquired a community banking office in Honesdale which added $74 million of new deposits and $24 million of loan balances to its growing customer base.

The company’s subsidiary, First National Community Bank, operates seventeen community offices throughout the Lackawanna, Luzerne, and Wayne County marketplace.